As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-141448

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE

(Exact Name of registrant as Specified in its Charter)

Maryland	95-3551121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue

Glendale, California 91201

(Address of Principal Executive Offices)

Public Storage, Inc. 2001 Stock Option and Incentive Plan

Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan

Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan

Public Storage, Inc. 1996 Stock Option and Incentive Plan

PS 401(k) Profit Sharing Plan

Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan

Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan

Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan

Stephanie G. Heim, Esq.

Public Storage

701 Western Avenue

Glendale, California 91201

(818) 244-8080

(Name and address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of registration Fee
Common shares of beneficial interest, par value $.10 per share (“Common Shares”)	4,900,000	N/A	N/A	N/A

(1)	The number of shares registered is based on an estimate of the maximum number of Common Shares issuable under the Public Storage, Inc. 2001 Stock Option and Incentive Plan, Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 1996 Stock Option and Incentive Plan, PS 401(k) Profit Sharing Plan, Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan, Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan, and Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan. This registration statement also covers such undeterminable number of additional shares of the Common Shares as may become issuable by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Shares. No additional registration fee is included for these shares.
(2)	The proposed maximum offering price was calculated and the fee was previously paid in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 of Public Storage (File No. 333-141448) on March 20, 2007.

INTRODUCTORY STATEMENT

Public Storage, a Maryland real estate investment trust (“Public Storage” or the “Registrant”), hereby amends its Registration Statement on Form S-4 (File No. 333-141448), which was declared effective on March 30, 2007 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to Public Storage common shares of beneficial interest, par value $0.10 per share (“Common Shares”), that are issuable by Public Storage upon the exercise of stock options or vesting of restricted stock units granted under the Public Storage, Inc. 2001 Stock Option and Incentive Plan, Public Storage, Inc. 2001 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 2000 Non-Executive/Non-Director Stock Option and Incentive Plan, Public Storage, Inc. 1996 Stock Option and Incentive Plan, PS 401(k) Profit Sharing Plan, Shurgard Storage Centers, Inc. 2004 Long Term Incentive Plan, Shurgard Storage Centers, Inc. 2000 Long Term Incentive Plan, and Shurgard Storage Centers, Inc. 1995 Long Term Incentive Compensation Plan (collectively the “Plans”). All such Public Storage Common Shares were originally registered on the Form S-4.

Effective June 1, 2007, Public Storage, Inc., a California corporation, merged into Public Storage, a Maryland real estate investment trust, pursuant to a reorganization approved by stockholders. On the effective date of the merger and restricted stock units representing options to acquire restricted stock units representing shares of the common stock of Public Storage, Inc. granted pursuant to the Plans, became options to acquire and restricted stock units representing Common Shares of Public Storage.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Item 1 of Form S-8 and the statement of availability of information about Public Storage and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428 under the Securities Act. Such documents are not required to be and are not filed with the SEC pursuant to Rule 424 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The SEC allows Public Storage to incorporate by reference the information that Public Storage discloses in its filings with the SEC. Incorporation by reference means that Public Storage can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Public Storage files with the SEC will automatically update and supersede this information. The following documents previously filed by Public Storage or by its predecessor, Public Storage, Inc. with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for Public Storage, Inc. for the fiscal year ended December 31, 2006 (SEC File No. 1-8389);

(b)	Quarterly Report on Form 10-Q for Public Storage, Inc. for the quarter ended March 31, 2007 (SEC File No. 1-8389);

(c)	Current Reports on Form 8-K for Public Storage filed on June 6, 2007 and June 28, 2007 (SEC File No. 1-33519); and

(d)	The description of Public Storage’s common shares of beneficial interest, $0.10 par value per share, contained in Public Storage’s Current Report on Form 8-K (SEC File No. 1-333519) filed on June 6, 2007.

All documents subsequently filed by Public Storage pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

EXPERTS

The consolidated financial statements of Public Storage appearing in Public Storage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein) and Public Storage, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included in Public Storage, Inc.’s Form 10-K/A, which did not include an evaluation of the internal control over financial reporting of Shurgard Self Storage SCA and subsidiaries, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Shurgard Self Storage SCA and subsidiaries from the scope of management’s assessment and such firm’s audit of internal control over financial reporting included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer

(including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We have also entered into indemnity agreements with our management and non-management trustees and executive officers. We believe the indemnification agreements will assist us in attracting and retaining qualified individuals to serve as our trustees and executive officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

5.1	Opinion re legality (previously filed)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Counsel (previously filed)

24.1	Power of Attorney (previously filed)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 27th day of July 2007.

PUBLIC STORAGE

By:	/s/ Stephanie Heim
Stephanie Heim
Vice President, Corporate Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on July 27, 2007.

Name	Title

/s/ Ronald L Havner, Jr.	Vice Chairman of the Board, Chief
Ronald L. Havner, Jr	Executive Officer, President and Director (principal executive officer)

*	Chairman of the Board and Director
B. Wayne Hughes

/s/ John Reyes	Senior Vice President and Chief Financial
John Reyes	Officer (principal financial officer and principal accounting officer)

*	Director
Dann V. Angeloff

*	Director
William C. Baker

*	Director
John T. Evans

*	Director
Uri P. Harkham

*	Director
B. Wayne Hughes, Jr.

*	Director
Gary E. Pruitt

*	Director
Daniel C. Staton

* By:	/s/ Stephanie G. Heim
Stephanie G. Heim, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion re legality (previously filed)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Counsel (previously filed)

24.1	Power of Attorney (previously filed)